EXHIBIT 11

                          GENRAD, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                               Year Ended
                                                                January 2,     January 3,             December 28,
                                                                   1999           1998                    1996
BASIC:

Weighted average number of common
     shares outstanding                                            28,003          26,814                  22,488


Net income (loss) available to common
     stockholders                                                 $(9,068)        $41,295                 $27,335
                                                                 --------         -------                 -------


Basic earnings (loss) per share                                    $(0.32)          $1.54                   $1.22
                                                                  =======           =====                   =====


DILUTED:

Weighted average number of common
     shares outstanding                                            28,003          26,814                  22,488

Weighted average incremental shares from
     assumed conversion of stock options                               --           1,974                   2,015

Weighted average incremental shares from
     assumed conversion of 7 1/4%
     convertible subordinated debentures                               --              --                   2,981
                                                                 --------         -------                   -----

Total:                                                             28,003          28,788                  27,484


Net income (loss)                                                 $(9,068)        $41,295                 $27,335

Assumed reduction of 7 1/4% convertible
    subordinated debenture interest expense                            --              --                   3,131
                                                                 --------         -------                   -----

Net income (loss) and total earnings applicable
    to common shares and common
    equivalent shares                                             $(9,068)        $41,295                 $30,466
                                                                 --------          ------                 -------


Diluted earnings (loss) per share                                  $(0.32)          $1.43                   $1.11
                                                                   ======           =====                   =====
